As filed with the Securities and Exchange Commission on October 20, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COPART, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-2867490
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Copart, Inc.

14185 Dallas Parkway, Suite 300

Dallas, Texas 75254

(Address of principal executive offices, including zip code)

ACV Auctions Inc. 2021 Equity Incentive Plan (as assumed by Copart, Inc.)

(Full title of the plan)

A. Jayson Adair

Chief Executive Officer

Copart, Inc.

14185 Dallas Parkway, Suite 300

Dallas, Texas 75254

(972) 391-5000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Martin Korman Douglas K. Schnell Broderick K. Henry, Jr. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Austin March Brandon J. Middleton-Pratt Wilson Sonsini Goodrich & Rosati Professional Corporation 900 South Capital of Texas Highway Las Cimas IV, Fifth Floor Austin, TX 78746 (512) 338-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On October 16, 2026, Copart, Inc. (the “Registrant”) completed its acquisition of ACV Auctions Inc. (“ACV”), a Delaware corporation, pursuant to the Agreement and Plan of Merger, dated as of September 10, 2026, among the Registrant, ACV and Apple Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Registrant. This Registration Statement on Form S-8 (the “Registration Statement”) is filed to register 4,500,000 shares of the Registrant’s common stock, par value $0.0001 per share, issuable upon the settlement of outstanding equity awards that were assumed by the Registrant in connection with the acquisition and that were originally granted under the ACV Auctions Inc. 2021 Equity Incentive Plan (the “Assumed Plan”). No further awards will be granted under the Assumed Plan.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the U.S. Securities and Exchange Commission (the “Commission”) by the Registrant are hereby incorporated by reference into this Registration Statement:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 2026, filed with the Commission on September 29, 2026.

(2)

All other reports filed by the Registrant with the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (1) above.

(3)

The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A, as filed with the Commission on March  11, 2003 and amended on March  15, 2006 and January 10, 2012, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of common stock registered hereby has been passed upon for the Registrant by Wilson Sonsini Goodrich & Rosati, Professional Corporation. David J. Berger, a director of the Registrant, is a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s certificate of incorporation includes provisions that eliminate, to the fullest extent permitted by the Delaware General Corporation Law, the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors. Under the Delaware General Corporation Law, such a provision may not eliminate or limit the liability of a director for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful stock purchases or redemptions under Section 174 of the Delaware General Corporation Law or (iv) any transaction from which the director derived an improper personal benefit.

The Registrant’s certificate of incorporation also provides that the Registrant may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Registrant. Article VIII of the Registrant’s Bylaws provides for indemnification of its directors and officers to the fullest extent authorized by Delaware law. The Registrant’s Bylaws also provide that:

•

The Registrant is required to advance the expenses (including attorney’s fees), as incurred, of a director or officer in connection with defending a proceeding, action or suit , except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•

The rights conferred in the Bylaws are not exclusive, and the Registrant is authorized to enter into indemnification arrangements with any employee or agent of the Registrant to the fullest extent of the provisions of the Bylaws with respect to indemnification and advancement of expenses of directors and officers of the Registrant.

•	The Registrant may not retroactively amend the Bylaw provisions described above to reduce its indemnification obligations to its directors, officers, employees and agents.

In addition, the Registrant’s policy is to enter into an indemnification agreement with each of its directors and executive officers to provide for the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and which allows for certain additional procedural protections. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

The foregoing summaries are qualified in their entirety by reference to the full text of the Registrant’s certificate of incorporation, Bylaws and form of indemnification agreement, each of which has been filed with the Commission.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	File No.	Exhibit	Filing Date

4.1	Specimen Common Stock Certificate of the Registrant.	8-K	000-23255	4.1	January 10, 2012

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1 hereto)

24.1*	Power of Attorney (contained on the signature page hereto)

99.1	ACV Auctions Inc. 2021 Equity Incentive Plan and forms of agreements thereunder.	S-1/A	333-253617	10.3	March 15, 2021

107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 20th day of October, 2026.

COPART, INC.

By:	/s/ A. Jayson Adair
A. Jayson Adair
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints A. Jayson Adair and Leah C. Stearns, and each of them severally, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of Copart, Inc., and to sign, date and file any and all amendments thereto (including post-effective amendments to this Registration Statement, in each case on his or her behalf, in any and all capacities stated below, as appropriate, in such forms as they or any one of them may approve), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done to the end that such Registration Statement or Registration Statements shall comply with the Securities Act of 1933, as amended, and the applicable Rules and Regulations adopted or issued pursuant thereto, as fully for all intents and purposes as he or she might or could do in person, hereby and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof, and generally to do all such things on their behalf in their capacities as officers and directors to enable the Registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ WILLIS J. JOHNSON Willis J. Johnson	Chairman of the Board	October 20, 2026

/s/ A. JAYSON ADAIR A. Jayson Adair	Chief Executive Officer and Director (Principal Executive Officer)	October 20, 2026

/s/ LEAH C. STEARNS Leah C. Stearns	Chief Financial Officer (Principal Financial and Accounting Officer)	October 20, 2026

/s/ DAVID J. BERGER David J. Berger	Director	October 20, 2026

/s/ MATT BLUNT Matt Blunt	Director	October 20, 2026

/s/ STEVEN D. COHAN Steven D. Cohan	Director	October 20, 2026

/s/ DANIEL J. ENGLANDER Daniel J. Englander	Director	October 20, 2026

/s/ STEPHEN FISHER Stephen Fisher	Director	October 20, 2026

/s/ CHERYLYN HARLEY LEBON Cherylyn Harley LeBon	Director	October 20, 2026

/s/ JAMES E. MEEKS James E. Meeks	Director	October 20, 2026

/s/ DIANE M. MOREFIELD Diane M. Morefield	Director	October 20, 2026

/s/ CARL D. SPARKS Carl D. Sparks	Director	October 20, 2026

/s/ THOMAS N. TRYFOROS Thomas N. Tryforos	Director	October 20, 2026